UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                            BANC OF CALIFORNIA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   05990K106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2017
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [X] Rule 13d-1(b)
        [ ] Rule 13d-1(c)
        [ ] Rule 13d-1(d)

*The remainder of this cover shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 05990K106                  13G                       Page 2 of 4 Pages

1.      Name(s) of Reporting Person(s),

        CHANNING CAPITAL MANAGEMENT, LLC

2.      Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) [ ]
        (b) [ ]

3.      SEC Use Only

4.      Citizenship or Place of Organization

        10 S. LaSALLE ST., SUITE 2401, CHICAGO, IL 60603

Number of Shares
Beneficially            5.      Sole Voting Power
Owned by                        2,667,880
Each Reporting          6.      Shared Voting Power
Person With:                    0
                        7.      Sole Dispositive Power
                                2,906,672
                        8.      Shared Dispositive Power
                                0

9.      Aggregate Amount Beneficially Owned by Each Reporting Person
        2,906,672

10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                              [ ] N/A

11.     Percent of Class Represented by Amount in Row (9)
        5.8% (approx.)

12.     Type of Reporting Person (See Instruction)

Cusip No. 05990K106                  13G                       Page 3 of 4 Pages



Item
1.  (a)  NAME OF ISSUER: BANC OF CALIFORNIA, INC.

    (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
         3 MacArthur Place, Santa Ana, California  92707

2.  (a)  NAME OF PERSON FILING:
         CHANNING CAPITAL MANAGEMENT, LLC

    (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE FOR EACH OF THE ABOVE:
         10 S. LaSalle St., Suite 2401, Chicago IL 60603

    (c)  CITIZENSHIP:
         U.S.

    (d)  TITLE OF  CLASS OF  SECURITIES:
         COMMON

    (e)  CUSIP NUMBER:
         05990K106

3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13b or 240.132-2(b). CHECK WHETHER THE PERSON FILING IS A:

    (e) [X] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

4. OWNERSHIP:
    (a) Amount Beneficially Owned:                                    2,906,672

    (b) Percent of Class:                                                  5.8%
                                                                       (approx.)

    (c) Number of shares as to which such person has:
        (i)   sole power to vote or to direct the vote                2,667,880
        (ii)  shared power to vote or to direct the vote                      0
        (iii) sole power to dispose or to direct the disposition of   2,906,672
        (iv)  shared power to dispose or to direct the disposition of         0

Cusip No. 05990K106                  13G                       Page 4 of 4 Pages


5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / / N/A

6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
    N/A

7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
    N/A

8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
    N/A

9.  NOTICE OF DISSOLUTION OF  GROUP:
    N/A

10. CERTIFICATION:

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:   February 28, 2018

        CHANNING CAPITAL MANAGEMENT, LLC

BY:     /s/ SIDNEY WIGFALL
        -------------------
        (Signature)
NAME:   Sidney Wigfall (Esq.)
TITLE:  Chief Legal-Governance Officer & Corporate Counsel